Security State Bancshares, Inc.

Independent Auditor's Report and

Consolidated Financial Statements

December 31,2017 and 2016

Security State Bancshares, Inc.

December 31, 2017 and 2016

Contents

Independent Auditor's Report 1

Consolidated Financial Statements

Balance Sheets 3

Statements of Income and Comprehensive Income 4

Statements of Stockholders' Equity 5

Statements of Cash Flows 6

Notes to Financial Statements 7

Independent Auditor's Report

Board of Directors

Security State Bancshares, Inc. Charleston, Missouri

We have audited the accompanying consolidated financial statements of Security State Bancshares, Inc. (the "Company") and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for tlte Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or enol'.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or enol'. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Board of Directors

Security State Bancshares, Inc. Page 2

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security State Bancshares, Inc. and its subsidiary as of December 31, 2017 and 2016, and the results oftheir operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

St. Louis, Missouri February 21,2018

Security State Bancshares, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

Assets
	2017	2016
Cash and due from banks	$31,946,180	$51,674,349
Federal funds sold	2,783	14,738
Cash and cash equivalents	31,948,963	51,689,087
Interest-bearing time deposits in banks	1,440,000	1,440,000
Available-for -sale securities	44,175,057	36,374,870
Loans held for sale	175,771	1,158,457
Loans, net of allowance for loan losses of$8,155,759 and
$8,393,888 at December 31, 2017 and 2016, respectively	644,709,040	602,209,703
Premises and equipment, net accumulated depreciation of
$8,395,502 and $8,193,430 at December 31, 2017 and 2016	16,491,164	15,809,413
Federal Home Loan Bank stock	5,049,900	3,887,200
Foreclosed assets held for sale, net	2,368,234	5,617,465
Interest receivable	6,528,928	6,470,346
Bank owned life insurance	8,402,886	8,165,233
Other	2,002,212	1,997,469
Total assets	$763,292,155	$734,819,243

Liabilities and Stockholders' Equity
	2017		2016
Liabilities
Deposits
Demand	$22,657,036	s	21,800,926
Savings, NOW and money market	263,771,964		259,086,670
Time	285,537,673		299,263,420
Total deposits	571,966,673		580,151,016
Securities sold under agreements to repurchase	2,173,402		2,815,976
Federal Home Loan Bank advances	104,174,810		70,857,783
Notes payable	13,225,000		14,125,000
Subordinated debt, net of debt issuance costs	22,277,525		22,196,625
Interest payable and other liabilities	5,919,775		5,093,670
Total liabilities	719,737,185		695,240,070
Stockholders' Equity
Connnon stock, $2 par value; 30,000 shares authorized; 10,000 shares issued	20,000		20,000
Additional paid-in capital	3,853,281		3,853,281
Retained earnings	40,507,748		36,820,255
Accumulated other comprehensive (loss)	(644,776)		(933,080)
Treasury stock, at cost; 67 shares common stock	(181,283)		(181,283)
Total stockholders' equity	43,554,970		39,579,173
Total liabilities and stockholders' equity	$763,292,155		$734,819,243

See Notes to Consolidated Financial Statements

Security State Bancshares, Inc.

Consolidated Statements of Income and Comprehensive Income

Years Ended December 31,2017 and 2016

	2017	2016

Interest Income
Loans	$ 30,199,699	$ 28,563,061
Debt securities
Taxable	802,937	696,902
Tax-exempt	129,072	168,714
Federal funds sold	89	55
Other	309,250	202,358

Total interest income	31,441,047	29,631,090

Interest Expense
Deposits	4,157,176	4,085,894
Securities sold under agreements to repurchase	18,654	23,508
Federal Home Loan Bank advances	2,467,122	2,017,679
Notes payable	587,008	506,387
Subordinated debt	1,465,573	1,284,865

Total interest expense	8,695,533	7,918,333

Net Interest Income	22,745,514	21,712,757

Provision for Loan Losses	440,956	1,492,992

Net Interest Income After Provision for Loan Losses	22,304,558	20,219,765

Noninterest Income
Customer service fees	2,122,777	2,119,246
Net gains on loan sales	945,375	957,190
Net realized gains on sales of available-for-sale securities	-	5,028
Bond insurance proceeds	435,304	-
Other	1,758,693	1,680,987

Total noninterest income	5,262,149	4,762,451

Noninterest Expense
Salaries and employee benefits	$ 10,501,254	$ 9,947,868
Occupancy and equipment	3,294,621	3,193,926
Professional fees	750,752	804,232
Marketing	447,068	433,758
Foreclosed assets, net	827,621	449,579
Deposit insurance premiums	296,000	393,614
Other	3,549,172	3,291,372

Total noninterest expense	19,666,488	18,514,349

Income Before Income Taxes	7,900,219	6,467,867

Provision for Income Taxes	(21,676)	(1,214,910)

Net Income	7,921,895	7,682,777

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on available-for-sale securities	309,980	(665,344)

Less: reclassification adjustment for realized gains included in net
income, net of tax benefit of $21,676 in 2017 and $1,214,910 in 2016	21,676	1,219,938

	288,304	(1,885,282)

Comprehensive Income	$ 8,210,199	$ 5,797,495

See Notes to Consolidated Financial Statements

Security State Bancshares, Inc.

Consolidated Statements of Stockholders' Equity

Years Ended December 31,2017 and 2016

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Total

Balance, January 1, 2016	10,000	$ 20,000	$ 3,853,281	$ 32,866,671	$ 952,202	$ (181,283)	$ 37,510,871

Net income	-	-	-	7,682,777	-	-	7,682,777
Other comprehensive loss	-	-	-	-	(1,885,282)	-	(1,885,282)
Dividends on common stock, $375.45 per share	-	-	-	(3,729,193)	-	-	(3,729,193)

Balance, December 31, 2016	10,000	20,000	3,853,281	36,820,255	(933,080)	(181,283)	39,579,173

Net income	-	-	-	7,921,895	-	-	7,921,895
Other comprehensive income	-	-	-	-	288,304	-	288,304
Dividends on common stock, $426.31 per share	-	-	-	(4,234,402)	-	-	(4,234,402)

Balance, December 31, 2017	10,000	$ 20,000	$ 3,853,281	$ 40,507,748	$ (644,776)	$ (181,283)	$ 43,554,970

See Notes to Consolidated Financial Statements

Security State Bancshares, Inc.

Consolidated Statements of Cash Flows December 31, 2017 and 2016

	2017	2016

Operating Activities
Net income	$ 7,921,895	$ 7,682,777
Items not requiring (providing) cash
Depreciation	1,108,124	1,141,097
Provision for loan losses	440,956	1,492,992
Amortization of premiums and discounts on securities	3,755	7,361
Net realized gains on available-for-sale securities	-	(5,028)
Loss on sale of foreclosed assets held for sale	625,425	167,507
Gain on sale of premises and equipment	(1,175)	(5,500)
Increase in cash surrender value of life insurance	(237,653)	(260,300)
Tax effect of the unrealized loss on securities	(21,676)	(1,214,910)
Changes in
Loans held for sale	982,686	(325,904)
Interest receivable	(58,582)	(539,851)
Other assets	(36,485)	(318,839)
Interest payable and other liabilities	925,532	514,190

Net cash provided by operating activities	11,652,802	8,335,592

Investing Activities
Purchases of available-for-sale securities	(14,789,016)	(33,684,220)
Proceeds from maturities of available-for-sale securities	7,295,055	40,781,395
Proceeds from the sales of available-for-sale securities	-	3,106,114
Net change in loans	(43,745,974)	(3,299,350)
Net change in interest bearing deposits	-	480,000
Purchase of premises and equipment	(1,784,959)	(810,576)
Proceeds from sales of premises and equipment	28,000	5,500
Purchase of Federal Home Loan Bank stock	(2,890,400)	(20,700)
Proceeds from sale of Federal Home Loan Bank stock	1,727,700	686,200
Proceeds from the sale of foreclosed assets	3,410,960	1,175,458

Net cash provided by (used in) investing activities	(50,748,634)	8,419,821

	2017	2016

Financing Activities
Net increase in demand deposits, money market, NOW
and savings accounts	$ 5,541,404	$ 109,873
Net increase (decrease) in certificates of deposit	(13,725,747)	26,220,995
Net increase (decrease) in securities sold under agreements to repurchase	(642,574)	161,655
Proceeds from Federal Home Loan Bank advances	72,000,000	15,000,000
Repayment of Federal Home Loan Bank advances	(38,682,973)	(32,152,784)
Repayment of notes payable	(900,000)	-
Dividends paid on common stock	(4,234,402)	(3,729,193)

Net cash provided by financing activities	19,355,708	5,610,546

Increase (Decrease) in Cash and Cash Equivalents	(19,740,124)	22,365,959

Cash and Cash Equivalents, Beginning of Year	51,689,087	29,323,128

Cash and Cash Equivalents, End of Year	$ 31,948,963	$ 51,689,087

Supplemental Cash Flows Information
Interest paid	$ 8,724,888	$ 7,724,095
Assets acquired in settlement of loans	$ 805,682	$ 1,934,571

See Notes to Consolidated Financial Statements

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Security State Bancshares, Inc. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Focus Bank (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Missouri and Arkansas. The Company and Bank are subject to competition from other financial institutions. The Company and Bank are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and fair values of financial instruments. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 7 and 6, cash equivalents consisted primarily of cash and due from depository institutions and federal funds sold.

At December 31, 7, the Company’s interest-bearing cash accounts exceeded federally insured limits by $4,014,108.

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits in banks mature in three to five years and are carried at cost which approximates fair value.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost, when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature, and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For a loan that is classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, construction, and residential loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Equipment	3-10 years

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the net realizable value. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Bank-owned Life Insurance

The Bank has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Treasury Stock

Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company’s stockholders have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the Missouri and Arkansas income tax law. Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these statements.

Comprehensive Income

Accumulated other comprehensive income as of December 31, 2017 and 2016 consists of unrealized gains (losses) on available-for-sale securities of ($859,649) and ($1,169,629), respectively, and also includes the tax effect of the unrealized losses on available-for-sale securities held as of January 1, 2014, the date the company began to be taxed as an “S” Corporation, of $214,873 and $236,549 at December 31, 2017 and 2016 respectively.

Subsequent Events

Subsequent events have been evaluated through February 21, 2018, which is the date the consolidated financial statements were available to be issued.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2: Available-for-sale Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2017
U.S. government-sponsored
enterprises (GSEs)	$ 39,403,993	$ -	$ (818,971)	$ 38,585,022
Mortgage-backed, GSE residential	11,697	587	-	12,284
State and political subdivisions	5,619,015	1,924	(43,188)	5,577,751

	$ 45,034,705	$ 2,511	$ (862,159)	$ 44,175,057

December 31, 2016
U.S. Treasury	$ 4,999,185	$ -	$ (765)	$ 4,998,420
U.S. government-sponsored
enterprises (GSEs)	26,577,112	-	(1,034,873)	25,542,239
Mortgage-backed, GSE residential	17,737	900	(5)	18,632
State and political subdivisions	5,950,464	2,123	(137,008)	5,815,579

	$ 37,544,498	$ 3,023	$ (1,172,651)	$ 36,374,870

The amortized cost and fair value of available-for-sale securities at December 31, 7, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Within one year	$ -	$ -
One to five years	7,096,565	7,014,839
Five to 10 years	16,999,632	16,697,105
After 10 years	20,926,811	20,450,829
Mortgage-backed securities	11,697	12,284

Totals	$ 45,034,705	$ 44,175,057

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $26,188,272 and $22,545,391 at 76, respectively.

The carrying value of securities sold under agreements to repurchase amounted to $2,173,402 and $2,815,976 at 76, respectively.

Gross gains of $12,167 and gross losses of $7,139 resulting from sales of available-for-sale securities were realized for 2016. There were no sales of available-for-sale securities in 2017.

Included in investment securities at December 31, 2017, are U.S. government structured notes (step-ups) with an amortized cost of $33,085,810 and an approximate fair value of $32,349,045. The yields on these securities are based on specific levels of published indices. The fair values of

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

these securities are more volatile as interest rates fluctuates more than conventional fixed and variable rate securities.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at 7 and 2016, was $41,241,944 and $35,618,182 which is approximately 93% and 98%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at 76:

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

December 31, 2017
U.S. government-sponsored
enterprises (GSEs)	$ 14,224,964	$ (145,114)	$ 24,360,058	$ (673,857)	$ 38,585,022	$ (818,971)
State and political subdivisions	1,685,632	(8,708)	971,290	(34,480)	2,656,922	(43,188)

Total temporarily impaired
securities	$ 15,910,596	$ (153,822)	$ 25,331,348	$ (708,337)	$ 41,241,944	$ (862,159)

December 31, 2016
U.S. Treasury	$ 4,998,420	$ (765)	$ -	$ -	$ 4,998,420	$ (765)
U.S. government-sponsored
enterprises (GSEs)	25,542,239	(1,034,873)	-	-	25,542,239	(1,034,873)
Mortgage-backed, GSE residential	-	-	3,295	(5)	3,295	(5)
State and political subdivisions	5,074,228	(137,008)	-	-	5,074,228	(137,008)

Total temporarily impaired
securities	$ 35,614,887	$ (1,172,646)	$ 3,295	$ (5)	$ 35,618,182	$ (1,172,651)

U.S. Government-sponsored Enterprises (GSEs)

The unrealized losses on the Company’s investments in obligations of U.S. GSEs were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 7.

State and Political Subdivisions

The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by changes in interest rates and illiquidity. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 7.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 3:Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2017	2016

Mortgage loans on real estate
Residential 1- 4 family	$ 211,838,740	$ 194,750,675
Commercial	123,149,078	110,616,658
Construction	44,623,714	34,015,015
Agricultural	125,925,687	124,818,330

Total mortgage loans on real estate	505,537,219	464,200,678

Agricultural production	60,588,606	57,635,287
Commercial loans	53,994,152	57,461,045
Consumer installment loans	14,831,947	15,379,124
Leases	20,057,903	18,870,819

Gross loans	655,009,827	613,546,953

Net deferred loan fees, premiums and discounts	461,483	510,287
Loans held for sale	(175,771)	(1,158,457)
Undisbursed portion of loans	(2,430,740)	(2,295,192)
Allowance for loan losses	(8,155,759)	(8,393,888)

Net loans	$ 644,709,040	$ 602,209,703

The Company maintains lending policies and procedures designed to focus lending efforts on the type, location and duration of loans most appropriate for its business model and markets. The Company’s principal lending activity is the origination of residential, commercial, construction and agricultural real estate loans, agricultural production loans, commercial loans and consumer installment loans. The primary lending market is within southeast Missouri and northeast Arkansas. Generally, loans are collateralized by assets of the borrower and guaranteed by the principals of the borrowing entity.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2017 and 6:

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2017
Mortgage loans on real estate
	Residential 1-4 Family	Commercial	Construction	Agricultural	Agricultural Production	Commercial Loans	Consumer Loans	Leases	Unallocated	Total
Allowance for loan and lease losses
Balance, beginning of year	$ 2,552,110	$ 1,306,650	$ 227,848	$ 1,354,921	$ 586,264	$ 798,060	$ 339,107	$ 107,485	$ 1,121,443	$ 8,393,888
Provision charged to expense	245,878	(58,552)	110,141	16,143	461,925	(445,886)	175,169	13,474	(77,336)	440,956
Losses charged off	(297,128)	(114,790)	-	-	(318,147)	(268,994)	(436,390)	-	-	(1,435,449)
Recoveries	1,129	16,500	450	-	8,091	556,156	174,038	-	-	756,364
Balance, end of year	$ 2,501,989	$ 1,149,808	$ 338,439	$ 1,371,064	$ 738,133	$ 639,336	$ 251,924	$ 120,959	$ 1,044,107	$ 8,155,759
Ending balance: individually evaluated for impairment	$ 298,000	$ 20,000	$ 30,000	$ 380,000	$ -	$ 21,000	$ -	$ -	$ -	$ 749,000
Ending balance: collectively evaluated for impairment	$ 2,203,989	$ 1,129,808	$ 308,439	$ 991,064	$ 738,133	$ 618,336	$ 251,924	$ 120,959	$ 1,044,107	$ 7,406,759

Loans:										$ -
Ending balance	$ 211,838,740	$ 123,149,078	$ 44,623,714	$ 125,925,687	$ 60,588,606	$ 53,994,152	$ 14,831,947	$ 20,057,903	$ -	$ 655,009,827
Ending balance: individually evaluated for impairment	$ 1,199,125	$ 55,641	$ 63,127	$ 6,926,326	$ -	$ 77,274	$ -	$ -	$ -	$ 8,321,493
Ending balance: collectively evaluated for impairment	$ 210,639,615	$ 123,093,437	$ 44,560,587	$ 118,999,361	$ 60,588,606	$ 53,916,878	$ 14,831,947	$ 20,057,903	$ -	$ 646,688,334

2016
Mortgage loans on real estate
	Residential 1-4 Family	Commercial	Construction	Agricultural	Agricultural Production	Commercial Loans	Consumer Loans	Leases	Unallocated	Total
Allowance for loan and lease losses
Balance, beginning of year	$ 2,336,805	$ 1,223,083	$ 206,770	$ 820,072	$ 422,574	$ 1,690,297	$ 412,078	$ 118,384	$ 843,103	$ 8,073,166
Provision charged to expense	608,060	57,383	20,358	534,849	163,690	(342,634)	183,845	(10,899)	278,340	1,492,992
Losses charged off	(437,419)	(11,343)	-	-	-	(572,978)	(522,179)	-	-	(1,543,919)
Recoveries	44,664	37,527	720	-	-	23,375	265,363	-	-	371,649
Balance, end of year	$ 2,552,110	$ 1,306,650	$ 227,848	$ 1,354,921	$ 586,264	$ 798,060	$ 339,107	$ 107,485	$ 1,121,443	$ 8,393,888
Ending balance: individually evaluated for impairment	$ 367,170	$ 83,000	$ 15,000	$ -	$ -	$ 54,550	$ 4,000	$ -	$ -	$ 523,720
Ending balance: collectively evaluated for impairment	$ 2,184,940	$ 1,223,650	$ 212,848	$ 1,354,921	$ 586,264	$ 743,510	$ 335,107	$ 107,485	$ 1,121,443	$ 7,870,168

Loans:										$ -
Ending balance	$ 194,750,675	$ 110,616,658	$ 34,015,015	$ 124,818,330	$ 57,635,287	$ 57,461,045	$ 15,379,124	$ 18,870,819	$ -	$ 613,546,953
Ending balance: individually evaluated for impairment	$ 1,989,432	$ 2,749,721	$ 95,263	$ -	$ -	$ 369,512	$ 14,216	$ -	$ -	$ 5,213,695
Ending balance: collectively evaluated for impairment	$ 192,761,243	$ 107,866,937	$ 33,919,752	$ 124,818,330	$ 57,635,287	$ 57,091,533	$ 15,364,908	$ 18,870,819	$ -	$ 608,333,258

Internal Risk Categories

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. Loan grades are numbered 1 through 7. Grades 1 through 3 (“Pass”) are considered satisfactory grades. The grade of 4 (“Watch”) represents loans of lower quality and are not considered criticized. Grades of 5 (“Substandard”) and 6 (“Doubtful”) refer to assets that are classified. The grade of 7 (“Loss”) refers to loans that are considered uncollectible. The Company utilizes this internal asset classification system as a means of reporting problem and potential problem loans. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Pass (1-3):

Excellent (1): Loans secured by a bank’s own certificate of deposit, U. S. government securities or governmental agency securities.

Good (2): Loans to established borrowers that represent a reasonable credit risk. Loans with this rating are well above average loans.

Moderate/Acceptable (3): Loans in this category are considered to have satisfactory asset quality and are made to borrowers with proven earnings history, liquidity or other adequate margins of credit protection.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Watch (4): Loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Watch assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard (5): Loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (6): Loans classified as doubtful have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (7): Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential 1 - 4 Family: The residential 1-4 family real estate are generally secured by owner-occupied 1 - 4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development Real Estate: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Agricultural Real Estate: Agricultural real estate loans include loans secured by farmland used or usable for agricultural purposes, such as crop and livestock production, including grazing or pasture land. These loans are repaid primarily from the cash flow of the farm production. Credit risk in these loans is driven by creditworthiness of a borrower, property values and crop commodity prices along with environmental factors that may impact crop production.

Agricultural Production: Agricultural production loans include loans for the purpose of financing agricultural production and other loans to farmers other than those secured by real estate. These

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

loans are repaid primarily from the cash flow of the farm production. Credit risk in these loans is driven by creditworthiness of a borrower, crop commodity prices and environmental factors that may impact crop production.

Commercial Loans and Leases: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer Installment Loans: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables present the credit risk profile of the Company’s loan portfolio based on the internal loan rating category and payment activity as of December 31, 7 and 6:

	2017
	Mortgage loans on real estate
	Residential 1-4 Family	Commercial	Construction	Agricultural	Agricultural Production	Commercial Loans	Consumer Loans	Leases	Total
Grade
Pass (1-3)	$ 206,380,522	$ 121,209,141	$ 44,431,757	$ 115,464,366	$ 53,887,394	$ 53,691,777	$ 14,791,599	$ 19,425,297	$ 629,281,853
Watch (4)	2,107,479	381,106	-	3,377,502	5,294,526	72,038	34,000	505,517	11,772,168
Substandard (5)	3,350,739	1,558,831	191,957	7,083,819	1,406,686	230,337	6,348	127,089	13,955,806
Doubtful (6)	-	-	-	-	-	-	-	-	-
Loss (7)	-	-	-	-	-	-	-	-	-
	$ 211,838,740	$ 123,149,078	$ 44,623,714	$ 125,925,687	$ 60,588,606	$ 53,994,152	$ 14,831,947	$ 20,057,903	$ 655,009,827

	140,150,160,180	190,195,101	110,115	120	410	510,OTR	600'S,OD	102,103

	2016
	Mortgage loans on real estate
	Residential 1-4 Family	Commercial	Construction	Agricultural	Agricultural Production	Commercial Loans	Consumer Loans	Leases	Total
Grade
Pass (1-3)	$ 188,118,258	$ 104,504,608	$ 33,889,170	$ 114,211,171	$ 48,650,534	$ 55,778,587	$ 15,301,052	$ 18,338,108	$ 578,791,488
Watch (4)	2,686,037	1,285,898	-	3,198,507	7,618,138	1,167,516	-	509,505	16,465,601
Substandard (5)	3,899,292	4,826,152	125,845	7,408,652	1,366,615	514,942	78,072	23,206	18,242,776
Doubtful (6)	47,088	-	-	-	-	-	-	-	47,088
Loss (7)	-	-	-	-	-	-	-	-	-
	$ 194,750,675	$ 110,616,658	$ 34,015,015	$ 124,818,330	$ 57,635,287	$ 57,461,045	$ 15,379,124	$ 18,870,819	$ 613,546,953

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

The following tables present the Company’s loan portfolio aging analysis as of December 31, 7 and 6:

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

	2017
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

Mortgage loans on real estate
Residential 1- 4 family	$ 1,940,774	$ 702,178	$ 1,083,433	$ 3,726,385	$ 208,112,355	$ 211,838,740	$ -
Commercial	54,574	12,511	55,641	122,726	123,026,352	123,149,078	-
Construction	-	9,879	63,127	73,006	44,550,708	44,623,714	-
Agricultural	-	-	32,881	32,881	125,892,806	125,925,687	-
Agricultural production	2,315,969	-	-	2,315,969	58,272,637	60,588,606	-
Commercial loans	82,490	81,753	84,284	248,527	53,745,625	53,994,152	-
Consumer installment loans	283,831	21,891	8,494	314,216	14,517,731	14,831,947	-
Leases	271,528	9,591	-	281,119	19,776,784	20,057,903	-

Total	$ 4,949,166	$ 837,803	$ 1,327,860	$ 7,114,829	$ 647,894,998	$ 655,009,827	$ -

	2016
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

Mortgage loans on real estate
Residential 1- 4 family	$ 2,081,370	$ 1,334,559	$ 2,078,516	$ 5,494,445	$ 189,256,230	$ 194,750,675	$ -
Commercial	62,218	149,258	2,749,721	2,961,197	107,655,461	110,616,658	-
Construction	323,169	-	95,263	418,432	33,596,583	34,015,015	-
Agricultural	-	101,507	-	101,507	124,716,823	124,818,330	-
Agricultural production	451,227	12,281	-	463,508	57,171,779	57,635,287	-
Commercial loans	3,433,593	1,125,399	365,064	4,924,056	52,536,989	57,461,045	-
Consumer installment loans	191,545	116,326	14,473	322,344	15,056,780	15,379,124	-
Leases	56,557	-	-	56,557	18,814,262	18,870,819	-

Total	$ 6,599,679	$ 2,839,330	$ 5,303,037	$ 14,742,046	$ 598,804,907	$ 613,546,953	$ -

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans as well as loans modified in troubled debt restructurings.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following table presents impaired loans for the years ended December 31, 7 and 6:

	2017
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans

Loans without a specific valuation allowance
Mortgage loans on real estate
Residential 1-4 family	$ 432,765	$ 451,124	$ -	$ 1,021,315
Commercial	818,921	1,064,710	-	3,508,531
Construction	753	753	-	2,611
Agricultural	497,825	497,825	-	744,872
Agricultural production	-	-	-	-
Commercial loans	45,560	46,477	-	329,137
Consumer installment loans	8,567	9,997	-	35,132
Leases	-	-	-	-

Loans with a specific valuation allowance
Mortgage loans on real estate
Residential 1-4 family	$ 1,199,125	$ 1,451,541	$ 298,000	$ 1,089,918
Commercial	55,641	56,362	20,000	9,378
Construction	63,127	63,127	30,000	47,345
Agricultural	6,926,326	6,926,326	380,000	3,463,163
Agricultural production	-	-	-	-
Commercial loans	77,274	79,560	21,000	29,635
Consumer installment loans	-	-	-	-
Leases	-	-	-	-

Total
Mortgage loans on real estate
Residential 1-4 family	$ 1,631,890	$ 1,902,665	$ 298,000	$ 2,111,233
Commercial	874,562	1,121,072	20,000	3,517,909
Construction	63,880	63,880	30,000	49,956
Agricultural	7,424,151	7,424,151	380,000	4,208,035
Agricultural production	-	-	-	-
Commercial loans	122,834	126,037	21,000	358,772
Consumer installment loans	8,567	9,997	-	35,132
Leases	-	-	-	-

Total impaired loans	$ 10,125,884	$ 10,647,802	$ 749,000	$ 10,281,037

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

	2016
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans

Loans without a specific valuation allowance
Mortgage loans on real estate
Residential 1-4 family	$ 309,956	$ 310,236	$ -	$ 254,429
Commercial	891,613	1,137,401	-	1,278,330
Construction	-	-	-	-
Agricultural	-	-	-	-
Agricultural production	-	-	-	-
Commercial loans	-	-	-	-
Consumer installment loans	1,770	12,401	-	40,597
Leases	-	-	-	-

Loans with a specific valuation allowance
Mortgage loans on real estate
Residential 1-4 family	$ 1,989,432	$ 2,405,861	$ 367,170	$ 1,614,099
Commercial	2,749,721	3,142,466	83,000	5,263,895
Construction	95,263	95,263	15,000	15,923
Agricultural	-	-	-	-
Agricultural production	-	-	-	-
Commercial loans	369,512	1,771,088	54,550	564,024
Consumer installment loans	14,216	14,753	4,000	24,177
Leases	-	-	-	-

Total
Mortgage loans on real estate
Residential 1-4 family	$ 2,299,388	$ 2,716,097	$ 367,170	$ 1,868,528
Commercial	3,641,334	4,279,867	83,000	6,542,225
Construction	95,263	95,263	15,000	15,923
Agricultural	-	-	-	-
Agricultural production	-	-	-	-
Commercial loans	369,512	1,771,088	54,550	564,024
Consumer installment loans	15,986	27,154	4,000	64,774
Leases	-	-	-	-

Total impaired loans	$ 6,421,483	$ 8,889,469	$ 523,720	$ 9,055,474

Interest income recognized on impaired loans and interest income on impaired loans recognized on a cash basis in the years ended December 31, 2017 and 2016 was immaterial.

The following table presents the Company’s nonaccrual loans at December 31, 7 and 6. This table excludes performing troubled debt restructurings.

	2017	2016
Mortgage loans on real estate
Residential 1- 4 family	$ 1,516,777	$ 2,299,389
Commercial	55,641	2,749,721
Construction	63,880	95,263
Agricultural	6,959,207	-

Total mortgage loans on real estate	8,595,505	5,144,373

Agricultural production	-	-
Commercial loans	88,732	369,512
Consumer installment loans	8,567	15,985
Leases	-	-

Total	$ 8,692,804	$ 5,529,870

When economic concessions have been granted to borrowers who have experienced financial difficulties, the loan is considered a troubled debt restructuring. These concessions typically result

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

from the Company’s loss mitigation activities and could include: reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Troubled debt restructurings are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance, as agreed, for a reasonable period of at least six months or once the granted concessions have ended or are no longer applicable.

At December 31, 7 and 2016, the Bank had a number of loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

There were no troubled debt restructurings newly classified during the years ended December 31, 2017, and December 31, 2016.

As of December 31, 2017, the bank had four troubled debt restructurings that met the criteria for placement back on accrual status. As of December 31, 6, the Bank had six troubled debt restructurings that met the criteria for placement back on accrual status. This criteria is a minimum of six months of payment performance under existing or modified terms.

The balance of real estate owned includes $2,315,235 and $5,447,698 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property at December 31, 2017 and 2016, respectively. The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds are in process is $709,724 and $652,928 at December 31, 2017 and 2016, respectively.

Note 4: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2017	2016

Land	$ 5,481,880	$ 5,481,880
Buildings and improvements	13,091,834	12,267,746
Equipment	6,312,952	6,253,217

	24,886,666	24,002,843
Less accumulated depreciation	8,395,502	8,193,430

Net premises and equipment	$ 16,491,164	$ 15,809,413

Note 5:Interest-bearing Deposits

Interest-bearing deposits in denominations of $250,000 or more were $110,471,062 on 7, and $117,249,107 on 6.

At 7, the scheduled maturities of time deposits are as follows:

2018	$ 166,036,583
2019	78,122,459
2020	20,374,937
2021	9,950,596
2022	11,053,098

$ 285,537,673

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 6:Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by securities of U.S. GSEs and such collateral is held by the Bank. At 76, these agreements had outstanding balances of $2,173,402 and $2,815,976. The maximum amount of outstanding agreements at any month-end during 76 totaled $2,301,738 and $2,980,008, respectively, and the daily average of such agreements totaled $2,195,273 and $2,732,837 for 76, respectively. The agreements at December 31, 7, mature within one day.

Note 7:Federal Home Loan Bank Advances

At 76, the Company had advances of $104,174,810 and $70,857,783, respectively, from the Federal Home Loan Bank (FHLB). The advances are secured by mortgage, business, and commercial real estate loans totaling $413,653,171 at 7. The advances, at interest rates from 1.25% to 5.05%, are subject to restrictions or penalties in the event of prepayment. At 7, the scheduled maturities of FHLB advances are as follows:

2018	$ 39,202,008
2019	11,732,758
2020	31,801,459
2021	5,743,759
2022	10,694,826
Thereafter	5,000,000

$ 104,174,810

Note 8:Notes Payable

Notes payable included the following at December 31:

	2017	2016

Note payable to a bank; annual escalating principal payments;
interest payable quarterly and rates adjusted to prime
with a 3.25% floor; due on demand, if no demand is
made; balloon payment due October 2020; secured by all
common stock of Focus Bank	$ 12,900,000	$ 13,800,000

4% note payable to individual; interest payable monthly;
due May 2018; unsecured	250,000	250,000

4% note payable to a stockholder’s trust; interest payable
monthly due October 2018; unsecured	75,000	75,000

Total	$ 13,225,000	$ 14,125,000

Scheduled maturities of notes payable at December 31, 2017 are:

Scheduled and Aggregate Annual Maturities

2018	$ 1,250,000
2019	975,000
2020	11,000,000

Total	$ 13,225,000

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 9:Subordinated Debt

Subordinated debt at 76, consisted of the following:

	2017	2016
Security State Statutory Trust I	$ 5,000,000	$ 5,000,000
Security State Statutory Trust II	5,000,000	5,000,000
Community Funding CLO, Ltd.	12,500,000	12,500,000
	22,500,000	22,500,000
Less unamortized debt issuance costs based on
imputed interest of 3.58%	222,475	303,375

Total subordinated debt, net of debt issuance costs	$ 22,277,525	$ 22,196,625

Security State Statutory Trust I issued $5.0 million of Floating Rate Capital Securities (Trust I) with a liquidation value of $1,000 per share in July 2001. The securities are due in 2031, are redeemable, and bear interest at a floating rate based on three month LIBOR plus 3.30%. At December 31, 7, the current rate was 4.68%. The securities represent undivided beneficial interests in the trust, which was established by the Company for the purpose of issuing the securities.

Security State Statutory Trust II issued $5.0 million of Floating Rate Capital Securities (Trust II) with a liquidation value of $1,000 per share in June 2003. The securities are due in 2033, are redeemable, and bear interest at a floating rate based on three month LIBOR plus 3.10%. At December 31, 7, the current rate was 4.77%. The securities represent undivided beneficial interests in the trust, which was established by the Company for the purpose of issuing the securities.

Interest on Trust I and Trust II is payable quarterly and are cumulative and deferrable for a period not to exceed five years. Trust I and Trust II used the proceeds from the sale of the securities to purchase Junior Subordinated Debentures of Security State Bancshares. Security State Bancshares, Inc. used its net proceeds for investment in the Bank.

The Trusts and the underlying securities are subject to ASC 810 that provides guidance for the consolidation of variable interest entities. Management has determined that, under the provisions of ASC 810, the Trusts should not be consolidated with the Company. At 76, the subordinated debentures issued to the Trust are reported on the consolidated balance sheets as subordinated debt.

Security State Bancshares, Inc. entered into a subordinated loan agreement on September 30, 2015 with Community Funding CLO, Ltd. in the amount of $12,500,000. Interest is payable quarterly in arrears with any unpaid principal balance due on October 1, 2025. The term loan bears interest at a fixed rate of 7.3% per annum. The term loan may be prepaid in multiples of $100,000 or in full on or after the fifth anniversary of the closing date. Debt issuance costs of $404,500 will be amortized over 5 years. Debt issuance costs recognized for the years ended December 31, 2017 and 2016 were $80,900 each year.

Note 10:Income Taxes

As stated in (Note 1), the Company’s stockholders have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the Missouri and Arkansas income tax law as of January 1, 2014. Therefore, taxable income or loss will be reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes will be included in the consolidated financial statements. The deferred tax effect of the unrealized gains and losses on available securities that had previously been recognized in accumulated other comprehensive income will remain in

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

accumulated other comprehensive income until the related securities are sold or mature at which time the tax effect will be recognized in the provision for income taxes.

The provision for income taxes included these components:

	2017	2016
Tax effect of the unrealized loss on securities reclassified from AOCI	$ (21,676)	$ (1,214,910)

Income tax expense	$ (21,676)	$ (1,214,910)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2017	2016
Computed at the statutory rate (34%)	$ -	$ -
Increase (decrease) resulting from
Tax effect of the unrealized loss on securities reclassified from AOCI	(21,676)	(1,214,910)

Actual tax expense	$ (21,676)	$ (1,214,910)

Note 11:Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2017 and 2016, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in
	2017	2016	the Statements of Income
Realized gains on available for sale securities	$ -	$ 5,028	Net realized gain on sales of available-for-sale securities
Income taxes	21,676	1,214,910	Provision for income taxes
	$ 21,676	$ 1,219,938	Net reclassified amount

Note 12:  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Bank and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

As of 7, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
Total capital
(to risk-weighted assets)
Focus Bank	$ 88,318	13.87%	$ 50,923	8.00%	$ 63,654	10.00%

Tier I capital
(to risk-weighted assets)
Focus Bank	$ 80,359	12.62%	$ 38,193	6.00%	$ 50,923	8.00%

Common equity Tier I capital
(to risk-weighted assets)
Focus Bank	$ 80,359	12.62%	$ 28,644	4.50%	$ 41,375	6.50%

Tier I capital
(to average assets)
Focus Bank	$ 80,359	10.58%	$ 30,383	4.00%	$ 37,979	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total capital
(to risk-weighted assets)
Focus Bank	$ 84,441	14.28%	$ 47,312	8.00%	$ 59,140	10.00%

Tier I capital
(to risk-weighted assets)
Focus Bank	$ 77,036	13.03%	$ 35,484	6.00%	$ 47,312	8.00%

Common equity Tier I capital
(to risk-weighted assets)
Focus Bank	$ 77,036	13.03%	$ 26,613	4.50%	$ 38,441	6.50%

Tier I capital
(to average assets)
Focus Bank	$ 77,036	10.39%	$ 29,660	4.00%	$ 37,075	5.00%

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 1.25% at December 31, 2017. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At 7, the Bank’s ability to pay dividends on its common stock to the Company is restricted to maintain the minimum capital requirement as shown in the table above.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Note 13:Related Party Transactions

At December 31, 76, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $15,610,514 and $13,206,526, respectively.

Annual activity consisted of the following:

	2017	2016

Beginning balance	$ 13,206,526	$ 19,026,016
New loans	14,477,859	11,974,961
Repayments	(12,073,871)	(17,794,451)

Ending balance	$ 15,610,514	$ 13,206,526

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at December 31, 76 totaled $15,107,357 and $10,148,041 respectively.

The Company receives legal counsel from two individuals who are also stockholders and directors. During 76, total legal fees paid by the Company and the Bank to those individuals totaled $263,134 and $371,453, respectively.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14:Employee Benefits

The Company has a defined contribution 401(k) plan covering substantially all employees. Employees may contribute up to 100% of their compensation with the Company matching 100% of the employee’s contribution on the first 6.5% of the employee’s compensation. Employer contributions charged to expense for 2017 and 2016 were $365,987 and $348,221, respectively.

Employee Stock Ownership Plan

Beginning in 2013, the Company sponsors a non-leveraged employee stock ownership plan (ESOP). The ESOP holds 633 shares of the Company’s common stock, all of which were formerly in the Company’s 401(k) plan disclosed above. Any contributions to the ESOP are at the discretion of the Board of Directors. There were annual contributions of $35,000 to the ESOP in 2017 and 2016.

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At December 31, 2017, the fair value of the 635 allocated shares held by the ESOP is $3,110,128. In addition, there are 68 outstanding shares held by former employees that are subject to an ESOP-related repurchase option. The fair value of all shares subject to the repurchase obligation is $333,367.

Note 15:Deferred Compensation Agreements

The Company has entered into supplemental compensation benefits agreements with certain executive officers. Under these agreements, the Company is obligated to provide specific monetary amounts for each such employee or their beneficiaries for a period of 10-15 years after the employee’s retirement. The net present value of these payments totaled $3,730,233 and $3,326,333 at 76, and is included in other liabilities on the Company’s consolidated balance sheets. Compensation expense under these agreements totaled $409,776 and $395,287 for the years ended 76, respectively.

Deferred payments were made to one retired executive officer in the amount of $5,876 for each of the years ended December 31, 2017 and 2016.

Note 16:Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Recurring Measurements

The following tables present the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at 7

Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2017
U.S. government-sponsored
enterprises (GSEs)	$ 38,585,022	$ -	$ 38,585,022	$ -
Mortgage-backed, GSE residential	$ 12,284	$ -	$ 12,284	$ -
State and political subdivisions	$ 5,577,751	$ -	$ 5,577,751	$ -

December 31, 2016
U.S. Treasuries	$ 4,998,420	$ -	$ 4,998,420	$ -
U.S. government-sponsored
enterprises (GSEs)	$ 25,542,239	$ -	$ 25,542,239	$ -
Mortgage-backed, GSE residential	$ 18,632	$ -	$ 18,632	$ -
State and political subdivisions	$ 5,815,579	$ -	$ 5,815,579	$ -

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 7.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Nonrecurring Measurements

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at 76:

Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2017
Impaired loans (collateral dependent)	$ 849,475	$ -	$ -	$ 849,475
Foreclosed assets held for sale	$ 813,000	$ -	$ -	$ 813,000

December 31, 2016
Impaired loans (collateral dependent)	$ 4,691,707	$ -	$ -	$ 4,691,707
Foreclosed assets held for sale	$ 1,303,790	$ -	$ -	$ 1,303,790

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated costs to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by independent personnel. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

Foreclosed Assets Held for Sale

Foreclosed assets held for sale are carried at the lower of fair value at acquisition date or current estimated fair value, less estimated costs to sell when the real estate is acquired. Estimated fair value is based on appraisals or evaluations. Foreclosed assets held for sale are classified within Level 3 of the valuation hierarchy.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2017	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$ 849,475	Market comparable properties	Marketability discount	10-15%
Foreclosed assets held for sale	$ 813,000	Market comparable properties	Comparability adjustments (%)	Not available

	Fair Value at December 31, 2017	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$ 4,691,707	Market comparable properties	Marketability discount	10-15%
Foreclosed assets held for sale	$ 1,303,790	Market comparable properties	Comparability adjustments (%)	Not available

Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments at December 31, 76.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

	2017		2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$ 31,948,963	$ 31,948,963	$ 51,689,087	$ 51,689,087
Interest-bearing time deposits	$ 1,440,000	$ 1,440,000	$ 1,440,000	$ 1,440,000
Loans held for sale	$ 175,771	$ 175,771	$ 1,158,457	$ 1,158,457
Loans, net of allowance for losses	$ 644,709,040	$ 639,597,407	$ 602,209,703	$ 599,650,275
Federal Home Loan Bank stock	$ 5,049,900	$ 5,049,900	$ 3,887,200	$ 3,887,200
Interest receivable	$ 6,528,928	$ 6,528,928	$ 6,470,346	$ 6,470,346

Financial Liabilities
Deposits	$ 571,966,673	$ 571,710,359	$ 580,151,016	$ 580,574,817
Securities sold under
agreements to repurchase	$ 2,173,402	$ 2,173,402	$ 2,815,976	$ 2,815,976
Federal Home Loan Bank advances	$ 104,174,810	$ 104,174,804	$ 70,857,783	$ 71,582,874
Notes payable	$ 13,225,000	$ 13,225,000	$ 14,125,000	$ 14,125,000
Subordinated debt	$ 22,277,525	$ 22,277,525	$ 22,196,625	$ 22,196,625
Interest payable	$ 821,781	$ 821,781	$ 851,136	$ 851,136

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheet at amounts other than fair value.

Cash and Cash Equivalents, Interest-bearing Time Deposits and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Loans Held for Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded and accrued interest.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the bank would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions.

Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities.

The estimated fair value of demand, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Securities Sold Under Agreements to Repurchase, Notes Payable, and Subordinated Debt

Fair value of term repurchase agreements and other borrowings is estimated based on current repurchase rates and borrowing rates currently available to the Company for repurchases and borrowings with similar terms and maturities.

The estimated fair value for overnight repurchase agreements and other borrowings is book value.

Federal Home Loan Bank Advances

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities. These rates were obtained from current rates offered by FHLB.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Note 17:Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other significant estimates and concentrations not discussed in those notes include:

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

General Litigation

The company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Note 18:Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 76, the Company had outstanding commitments to originate loans aggregating approximately $89,477,534 and $90,810,776, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $62,624,268 and $78,846,095 at December 31, 76, respectively, with the remainder at floating market rates.

Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days and which are intended for sale to investors in the secondary market. Total secondary mortgage loans held for sale amounted to $175,771 and $1,158,457 at December 31, 2017 and 6, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 7, the Company had granted unused lines of credit to borrowers aggregating approximately $54,173,966 and $17,193,518 for commercial lines and open-end consumer lines, respectively. At December 31, 6, unused lines of credit to borrowers aggregated approximately $49,183,421 for commercial lines and $14,786,652 for open-end consumer lines.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are

Security State Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $1,893,039 and $1,976,570, at 76, respectively, with terms ranging from one day to three years.

Note 19:Future Change in Accounting Principles

The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

The CECL model represents a significant change from existing practice and may result in material changes to the Company’s accounting for financial instruments. The Company is evaluating the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2020, and any interim periods within annual reporting periods that begin after December 15, 2021.